Exhibit 10.6.a

UMPQUA HOLDINGS CORPORATION
NOTICE OF RESTRICTED STOCK AWARD

“Participant”:    <Participant Name>
Award Type:    Restricted Stock Award
Shares Granted:    <Number Granted>
“Grant Date”:    [__________,] 2021
Plan Name:    Umpqua Holdings Corporation 2013 Incentive Plan

Effective [_____], 2021, you have been granted a Restricted Stock Award (the “Award”) for the number of shares listed above. This Notice of Restricted Stock Award (“Notice”) together with the Umpqua Holdings Corporation 2013 Incentive Plan (“Plan”) and the corresponding Restricted Stock Award Agreement (“Agreement,” with this Notice and the Plan, the “RSA Documents”) delivered to you and in effect as of the Grant Date contain the terms of your Award. The Plan and the Agreement are hereby incorporated by reference and made a part of this Notice, and capitalized terms not defined in this Notice have the meaning given in the Plan or the Agreement.

Vesting Conditions

Except as otherwise set forth in the RSA Documents, the shares subject to this Award will vest according to the schedule below.

No shares subject to this Award will vest after the occurrence of any Forfeiture Event. The number of shares set forth above shall automatically be adjusted as appropriate pursuant to Section 13 of the Plan. If the vesting schedule would result in the vesting of a fraction of a share on any vesting date, that fractional share shall be rounded to the nearest whole Award.

In the event of a Change in Control and the successor or acquiring entity assumes, converts, replaces or substitutes Awards, if Participant’s Continuous Service with the Company is terminated by the Company or successor entity without Cause or by the Participant for Good Reason (as defined in Participant’s employment agreement with the Company) within eighteen months following the occurrence of a Change in Control, all Unvested Shares shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of the RSA Agreement.

No Current Payment of Dividends.

Any and all cash dividends and stock dividends with respect to Unvested Shares shall be withheld by the Company for your account. The cash dividends or stock dividends so withheld and attributable to any particular Unvested Share shall be distributed upon the vesting of the Award Shares and, to the extent such shares are forfeited, such dividends will also be forfeited.

Acknowledgement and Agreement

By acknowledging and agreeing to the Award on the terms set forth in the RSA Documents, you represent and warrant to the Company that:

(a) you have received a copy of the RSA Documents, under which the Award is granted and governed;

(b) you have read and reviewed the RSA Documents in their entirety;

(c) you fully understand all provisions of the RSA Documents;

(d) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan regarding questions arising under the RSA Documents;

EXHIBIT 10.6.a
(e) your rights to any shares underlying this Award are conditioned upon you satisfy the Vesting Conditions in this Notice and other terms in the RSA Documents;

(f) nothing in the RSA Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause; and

(g) you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 16, Clawback, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company;

By accepting this Award, I hereby acknowledge receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the RSA Documents, and I hereby agree to the terms and conditions of such RSA Documents, including the offset provision provided in paragraph (g) above. I further acknowledge receipt of the Plan Prospectus, as well as a copy of the Plan and the Agreement and agree to conform to all of the terms and conditions of the attached Agreement and the Plan.

VESTING SCHEDULE

[_______], 2022 33.33%
[_______], 2023 33.33%
[_______], 2024 33.33%